Exhibit 21.1

List of Subsidiaries of BKV Corporation

Name	State or Other Jurisdiction of Incorporation or Organization
BKV Barnett, LLC	Delaware
BKV Chaffee Corners, LLC	Delaware
BKV Chelsea, LLC	Delaware
BKV dCarbon Ventures, LLC	Delaware
BKVerde, LLC	Delaware
BKV Midstream, LLC	Delaware
BKV North Texas, LLC	Delaware
BKV Operating, LLC	Delaware
Kalnin Ventures LLC	Colorado